January 15, 2021
Mr. Chris Fortier Vice President & Counsel
Eaton Vance Corporation Two International Place Boston, MA 02110

Re:Calvert Research and Management

Investment Company Blanket Bond No. 00125220B (“Bond”) D&O/E&O Liability Insurance Policy No. 00125220D (“Policy”)

Dear Chris:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2020 through December 31, 2021.

Feel free to call me at (202) 326-5468 if you have any questions. Sincerely,

/s/ Catherine Dalton

Catherine Dalton

Underwriting Manager